UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2008

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2008, Enova Systems, Inc. ("Enova") entered into a Supply Agreement (the "Agreement") with Navistar, Inc. ("Navistar").

Pursuant to the Agreement, Navistar has agreed to purchase Post-Transmission Hybrid Drive Systems (the "Drive Systems") equipment and services exclusively from Enova, and Enova has agreed to supply Drive Systems equipment and services to Navistar. In addition, Enova has agreed to not sell Drive Systems equipment and services to any other party other than Navistar into the North American School and Commercial Bus Market, unless expressly authorized by Navistar.

The initial term of the Agreement terminates on February 28, 2011 and may be extended for two additional terms of 12 months upon agreement by Enova and Navistar. The agreement may be terminated by Navistar for any reason with 120 days prior notice to Enova by Navistar.

Navistar has no minimum purchase requirements under the Agreement, but if certain Navistar purchasing goals are not achieved by Navistar, Enova’s obligation to exclusively supply Drive Systems to Navistar in the North American School and Commercial Bus Market may be terminated.

In addition, if Enova is unable to supply Navistar’s requirements pursuant to the Agreement, then Navistar’s obligation to exclusively purchase from Enova may be terminated.

Assuming Navistar does not terminate the contract pursuant to its terms, if Navistar’s purchasing goals are met during the life of the Agreement Enova estimates the contract could generate approximately $120 million in revenue. There is no guarantee that these purchasing goals will be met however and actual revenue received could be substantially less, depending on the Drive Systems demands of Navistar.

Item 7.01 Regulation FD Disclosure.

On May 19, 2008, Enova issued a press release announcing the entry into the Agreement with Navistar. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits
99.1 Press Release, dated May 19, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

May 22, 2008	By:	/s/ Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 19, 2008